Exhibit 99.1

Sovran Self Storage Reports First Quarter Results; Funds From Operations per Share Increase 21%

BUFFALO, N.Y.--(BUSINESS WIRE)--May 2, 2012--Sovran Self Storage, Inc. (NYSE:SSS), (www.unclebobs.com/company) a self storage real estate investment trust (REIT), reported operating results for the quarter ended March 31, 2012.

Net income available to common shareholders for the first quarter of 2012 was $11.1 million or $0.39 per fully diluted share. For the same period in 2011, net income available to common shareholders was $8.3 million, or $0.30 per fully diluted common share.

Funds from operations (FFO) for the quarter were $0.75 per fully diluted common share compared to $0.62 for the same period last year.

Stronger occupancy, lower operating costs and the reduced use of move-in incentives contributed to the increase in FFO for the first quarter of 2012.

David Rogers, the Company’s Chief Executive Officer, commented, “Our rentals were very strong this quarter – we gained over 3 percentage points of occupancy during what is traditionally our slowest time of the year. Our revenue management system and our web based marketing programs have positioned us extremely well, and we’re gaining market share as a result.”

OPERATIONS:

Total revenues increased 15.2% over last year’s first quarter, while property operating costs increased 6.8%, resulting in an NOI (3) increase of 20.3%. Overall occupancy averaged 81.8% for the period and rental rates averaged $10.49 per sq. ft.

Revenues for the 350 stores wholly owned by the Company for the entire quarter of each year increased 3.9% from those of the first quarter of 2011, the result of an increase in average occupancy from 79.3% to 82.0%, and strong growth in other revenues, primarily insurance commissions.

A decrease in utility costs, snowplowing expenses, credit card fees and yellow page advertising, offset by modest increases in property taxes and personnel costs, contributed to an overall reduction in operating costs of 2.8%.

Consequently, same store net operating income increased 7.9% this period over the first quarter of 2011.

General and administrative expenses grew by approximately $1.8 million over the same period in 2011, primarily due to increased training, internet advertising, and personnel costs.

During the first quarter of 2012, the stores with the strongest revenue improvement include those in New England, New York, Louisiana and North Carolina. Arizona self storage facilities saw a drop in same store revenues of 0.6%. This was the only state in which the Company has a presence that experienced a decline.

PROPERTIES:

As previously announced, the Company acquired ten stores on behalf of its HHF II joint venture in February. The Company did not acquire any stores on its own behalf during the quarter, but is in contract to acquire three properties for a total of $36.1 million, subject to customary conditions to closing.

CAPITAL TRANSACTIONS:

The Company did not enter any significant debt origination or repayment agreements during the quarter. A table detailing outstanding maturities and interest rates is shown as Exhibit B.

Illustrated below are key financial ratios at March 31, 2012:

-	Debt to Enterprise Value (at $49.83/share)	30.5%
-	Debt to Book Cost of Storage Facilities	40.1%
-	Debt to EBITDA Ratio	5.4x
-	Debt Service Coverage	3.7x

At March 31, 2012, the Company had approximately $13.4 million of cash on hand, and $112 million available on its line of credit (without considering the additional $75 million available under the expansion feature).

On September 14, 2011, the Company announced an “at the market” equity issuance program. During the first quarter of 2012, the Company did not issue any shares pursuant to this program.

YEAR 2012 EARNINGS GUIDANCE:

Management is encouraged by greater customer traffic and resiliency in most markets. Nonetheless, the Company anticipates the continuation of leasing incentives supplemented by aggressive and increased advertising. An increase in same store revenue of 3.5% to 4.5% is projected from that of 2011. Property operating costs are projected to increase by 2% to 3%, including an expected 4% annual increase in property taxes. Accordingly, the Company anticipates an increase of 4% to 5% in same store net operating income for 2012.

The Company intends to spend up to $20 million on its expansion and enhancement program. It has also budgeted $14 million to provide for recurring capitalized expenditures including roofing, painting, paving, and office renovations.

Purchases of properties made in 2012 are not expected to significantly impact guidance inasmuch as the Company expects to invest in both low occupancy turn-around opportunities as well as stabilized properties. Accordingly, neither the NOI nor the acquisition costs relating to any acquisitions that may be made in 2012 is included in guidance.

General and administrative expenses are expected to increase to $29 - $30 million due to the need for additional personnel required for recent acquisitions, income taxes on its taxable REIT subsidiaries, and the Company’s plans to continue expanding its internet marketing presence and revenue management programs.

At March 31, 2012, all but $63 million of the Company’s debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company’s Line of Credit agreement at a floating rate of LIBOR plus 2.0%.

At March 31, 2012, the Company had 29.0 million shares of common stock outstanding and 0.34 million Operating Partnership Units outstanding.

As a result of the above assumptions, management expects funds from operations for the full year 2012 to be approximately $3.09 to $3.13 per share, and between $0.76 and $0.78 per share for the second quarter of 2012.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its First Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, May 3, 2012. To access the conference call, dial 877.407.8033 (domestic), or 201.689.8033 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing “events and conference calls” under the investor relations tab at www.unclebobs.com/company/.

The webcast will be archived for a period of 90 days; a telephone replay will also be available for 72 hours by calling 877.660.6853 and entering pass codes 286/392038.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. The Company operates 446 self storage facilities in 25 states under the name “Uncle Bob’s Self Storage”®. For more information, visit www.unclebobs.com, like us on Facebook, or follow us on Twitter.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

	March 31,	December 31,
(dollars in thousands)	2012	2011
Assets
Investment in storage facilities:
Land	$272,994	$272,784
Building, equipment and construction in progress	1,327,427	1,323,319
	1,600,421	1,596,103
Less: accumulated depreciation	(314,915)	(305,585)
Investment in storage facilities, net	1,285,506	1,290,518
Cash and cash equivalents	13,405	7,321
Accounts receivable	3,355	3,008
Receivable from joint venture	1,036	589
Investment in joint venture	33,901	31,939
Prepaid expenses	6,640	3,987
Intangible asset - in-place customer leases (net of accumulated
amortization of $7,901 in 2012 and $7,019 in 2011)	1,641	2,523
Other assets	4,517	4,850
Total Assets	$1,350,001	$1,344,735

Liabilities
Line of credit	$63,000	$46,000
Term notes	575,000	575,000
Accounts payable and accrued liabilities	20,669	32,254
Deferred revenue	6,827	6,305
Fair value of interest rate swap agreements	9,550	10,748
Mortgages payable	4,381	4,423
Total Liabilities	679,427	674,730

Noncontrolling redeemable Operating Partnership Units at redemption value	16,894	14,466

Equity
Common stock	301	301
Additional paid-in capital	863,891	862,467
Accumulated deficit	(174,137)	(169,799)
Accumulated other comprehensive loss	(9,200)	(10,255)
Treasury stock at cost	(27,175)	(27,175)
Total Shareholders' Equity	653,680	655,539
Total Liabilities and Equity	$1,350,001	$1,344,735

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	January 1, 2012	January 1, 2011
	to	to
(dollars in thousands, except share data)	March 31, 2012	March 31, 2011

Revenues
Rental income	$53,217	$47,126
Other operating income	2,913	2,092
Management fee income	806	317
Acquisition fee income	146	-
Total operating revenues	57,082	49,535

Expenses
Property operations and maintenance	14,053	13,513
Real estate taxes	5,761	5,044
General and administrative	7,565	5,772
Acquisition related costs	7	42
Depreciation and amortization	9,363	8,484
Amortization of in-place customer leases	882	141
Total operating expenses	37,631	32,996

Income from operations	19,451	16,539

Other income (expense)
Interest expense (A)	(8,253)	(7,897)
Interest income	3	18
Equity in income of joint ventures	68	40

Net income	11,269	8,700
Net income attributable to noncontrolling interests	(131)	(440)
Net income attributable to common shareholders	$11,138	$8,260

Earnings per common share attributable to common shareholders - basic	$0.39	$0.30

Earnings per common share attributable to common shareholders - diluted	$0.39	$0.30

Common shares used in basic
earnings per share calculation	28,785,663	27,537,278

Common shares used in diluted
earnings per share calculation	28,877,736	27,577,435

Dividends declared per common share	$0.4500	$0.4500

(A) Interest expense for the three months ending March 31 consists of the following
Interest expense	$8,044	$7,640
Amortization of deferred financing fees	209	257
Total interest expense	$8,253	$7,897

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

	January 1, 2012	January 1, 2011
	to	to
(dollars in thousands, except share data)	March 31, 2012	March 31, 2011

Net income attributable to common shareholders	$11,138	$8,260
Net income attributable to noncontrolling interests	131	440
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	10,153	8,625
Depreciation and amortization from unconsolidated joint ventures	390	198
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(254)	(206)
Funds from operations allocable to noncontrolling
interest in consolidated joint ventures	-	(340)
Funds from operations available to common shareholders	21,558	16,977
FFO per share - diluted	$0.75	$0.62

Non-recurring Adjustments to FFO
Acquisition costs expensed	7	42
Company's share of acquisition costs expensed by Sovran HHF Storage Holdings II	147	-
Acquisition fee income from Sovran HHF Storage Holdings II	(146)
Funds from operations resulting from non-recurring items allocable to noncontrolling
interest in Operating Partnership	-	-
Adjusted funds from operations available to common shareholders	21,566	17,019
Adjusted FFO per share - diluted	$0.75	$0.62

Common shares - diluted	28,877,736	27,577,435

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

QUARTERLY SAME STORE DATA (2) *	January 1, 2012	January 1, 2011
	to	to		Percentage
(dollars in thousands)	March 31, 2012	March 31, 2011	Change	Change

Revenues:
Rental income	$48,476	$47,044	$1,432	3.0%
Tenant insurance commissions	1,297	926	371	40.1%
Other operating income	1,140	1,043	97	9.3%
Total operating revenues	50,913	49,013	1,900	3.9%

Expenses:
Payroll and benefits	5,476	5,377	99	1.8%
Real estate taxes	5,170	5,030	140	2.8%
Utilities	2,083	2,278	(195)	-8.6%
Repairs and maintenance	1,989	2,139	(150)	-7.0%
Office and other operating expense	1,901	2,032	(131)	-6.4%
Insurance	811	794	17	2.1%
Advertising & yellow pages	528	824	(296)	-35.9%
Total operating expenses	17,958	18,474	(516)	-2.8%

Net operating income (3)	$32,955	$30,539	$2,416	7.9%

Same store move ins	36,779	32,509	4,270	13.1%

Same store move outs	32,593	33,006	(413)	-1.3%

(2) Includes the 350 stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(3) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, amounts attributable to noncontrolling interests, impairment and casualty losses, depreciation and amortization expense, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, gain on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and comparing period-to-period and market-to-market property operating results. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

* See exhibit A for supplemental quarterly same store data.

OTHER DATA	Same Store (2)		All Stores (4)
	2012	2011	2012	2011

Weighted average quarterly occupancy	82.0%	79.3%	81.8%	79.2%

Occupancy at March 31	82.7%	79.3%	82.6%	79.2%

Rent per occupied square foot	$10.40	$10.48	$10.49	$10.48

(4) Does not include unconsolidated joint venture stores managed by the Company

Investment in Storage Facilities:
The following summarizes activity in storage facilities during the three months ended March 31, 2012:

Beginning balance	$1,596,103
Property acquisitions	-
Improvements and equipment additions:
Expansions	4,886
Roofing, paving, and equipment:
Stabilized stores	1,792
Recently acquired stores	636
Change in construction in progress (Total CIP $11.5 million)	(2,948)
Dispositions	(48)
Storage facilities at cost at period end	$1,600,421

Comparison of Selected G&A Costs	Quarter Ended
	March 31, 2012	March 31, 2011

Management and administrative salaries and benefits	3,629	2,851
Internet advertising & marketing	1,003	582
Training	320	228
Call center	377	317
Uncle Bob's Management costs	140	120
Income taxes	407	411
Other administrative expenses (5)	1,689	1,263
	$7,565	$5,772

(5) Other administrative expenses include professional fees, office rent, travel expense, investor relations and miscellaneous other expenses.

	March 31, 2012	March 31, 2011

Common shares outstanding	28,982,918	27,679,360
Operating Partnership Units outstanding	339,025	339,025

Exhibit A

Sovran Self Storage, Inc.

Same Store Performance Summary
Three Months Ended March 31, 2012
(unaudited)

				Avg Quarterly
			Avg Qtrly	Occupancy for the		Revenue			Expenses			NOI
			Rent per	Three Months Ended		for the Three Months			for the Three Months			for the Three Months
		Square	Occupied	March 31,		Ended March 31,			Ended March 31,			Ended March 31,
State	Stores	Feet	Square Foot	2012	2011	2012	2011	% Change	2012	2011	% Change	2012	2011	% Change

Alabama	22	1,587	$ 8.07	78.3%	76.2%	$ 2,715	$ 2,671	1.65%	$ 941	$ 985	-4.47%	$ 1,774	$ 1,686	5.22%
Arizona	9	514	10.05	87.6%	85.0%	1,226	1,233	-0.57%	389	435	-10.57%	837	798	4.89%
Connecticut	5	301	16.76	89.1%	81.1%	1,152	1,059	8.78%	389	444	-12.39%	763	615	24.07%
Florida	53	3,467	10.29	80.1%	77.2%	7,525	7,311	2.93%	2,716	2,769	-1.91%	4,809	4,542	5.88%
Georgia	22	1,410	9.47	81.7%	77.4%	2,890	2,762	4.63%	977	1,001	-2.40%	1,913	1,761	8.63%
Louisiana	14	867	10.37	85.7%	81.1%	2,038	1,883	8.23%	571	573	-0.35%	1,467	1,310	11.98%
Maine	2	113	12.19	76.9%	74.3%	277	264	4.92%	117	125	-6.40%	160	139	15.11%
Maryland	4	172	14.50	87.9%	85.7%	567	549	3.28%	193	199	-3.02%	374	350	6.86%
Massachusetts	12	664	13.15	82.7%	81.1%	1,895	1,798	5.39%	734	798	-8.02%	1,161	1,000	16.10%
Michigan	4	229	9.31	89.9%	90.3%	505	478	5.65%	210	223	-5.83%	295	255	15.69%
Mississippi	12	920	9.22	81.6%	80.2%	1,830	1,826	0.22%	556	550	1.09%	1,274	1,276	-0.16%
Missouri	7	432	11.36	86.9%	83.6%	1,103	1,058	4.25%	410	440	-6.82%	693	618	12.14%
New Hampshire	4	261	11.18	81.1%	82.6%	617	589	4.75%	215	232	-7.33%	402	357	12.61%
New York	28	1,652	13.55	83.9%	83.7%	4,872	4,634	5.14%	1,793	1,886	-4.93%	3,079	2,748	12.05%
North Carolina	18	1,037	9.53	75.1%	70.0%	1,942	1,776	9.35%	691	705	-1.99%	1,251	1,071	16.81%
Ohio	17	1,132	9.16	83.9%	83.8%	2,268	2,209	2.67%	828	868	-4.61%	1,440	1,341	7.38%
Pennsylvania	4	220	10.01	83.4%	81.5%	473	439	7.74%	162	164	-1.22%	311	275	13.09%
Rhode Island	4	190	12.51	80.9%	79.5%	492	458	7.42%	206	207	-0.48%	286	251	13.94%
South Carolina	8	436	9.75	84.9%	79.4%	956	905	5.64%	364	349	4.30%	592	556	6.47%
Tennessee	4	291	8.88	90.4%	87.9%	609	573	6.28%	241	254	-5.12%	368	319	15.36%
Texas	81	5,871	10.11	82.4%	79.2%	12,731	12,336	3.20%	4,571	4,553	0.40%	8,160	7,783	4.84%
Virginia	16	1,020	10.93	78.1%	77.0%	2,230	2,202	1.27%	684	714	-4.20%	1,546	1,488	3.90%

Portfolio Total	350	22,786	$ 10.40	82.0%	79.3%	$ 50,913	$ 49,013	3.88%	$ 17,958	$ 18,474	-2.79%	$ 32,955	$ 30,539	7.91%

Dollars in thousands except for average quarterly rent per occupied square foot. Square feet in thousands.
350 wholly owned same stores.

Exhibit B

Sovran Self Storage, Inc.

Debt Maturity Schedule
March 31, 2012
(unaudited)

			Current
	Maturity	Basis of	Interest
(dollars in thousands)	Date	Rate	Rate (1)	2012	2013	2014	2015	2016	Thereafter	Total

Line of credit	Aug-2016	Variable	2.24%	$-	$-	$-	$-	$63,000	$-	$63,000

Term note	Sep-2013	Swapped to fixed	5.94%	-	20,000	-	-	-	-	20,000
Term note	Sep-2013	Fixed	6.26%	-	80,000	-	-	-	-	80,000
Mortgage note	Sep-2013	Fixed	6.76%	21	896	-	-	-	-	917
Mortgage note	Mar-2014	Fixed	6.35%	24	34	949	-	-	-	1,007
Term note	Apr-2016	Fixed	6.38%	-	-	-	-	150,000	-	150,000
Term note	Aug-2018	Swapped to fixed	4.37%	-	-	-	-	-	125,000	125,000
Term note	Aug-2018	Swapped to fixed	3.61%	-	-	-	-	-	100,000	100,000
Term note	Aug-2021	Fixed	5.54%	-	-	-	-	-	100,000	100,000
Mortgage note	May-2026	Fixed	5.99%	85	119	126	134	142	1,851	2,457

				$130	$101,049	$1,075	$134	$213,142	$326,851	$642,381

(1) Rate as of March 31, 2012 based on existing debt rating. Interest rates shown do not include amortization of financing fees and facility fees which are expected to be $1.2 million in 2012.

CONTACT:
Sovran Self Storage, Inc.
David Rogers, CEO
Diane Piegza, VP Corp. Communications
716-633-1850